Exhibit 99.1

Franklin Financial Services Corporation

2017 Annual Meeting Speech

April 25, 2017

Timothy G. Henry, President & CEO

Good morning.

Thank you all for being here today and for the warm reception I have received from many of you over the course of the last year. When I first arrived I thought that I had come to a good organization but a year later I can tell you that I know I am with a good organization and I truly appreciate the opportunity to be with you today.

As you have already learned, our company is strong. Our Chairman, Mr. Elliott, has commented on the organizational strength of F&M and Franklin Financial which extends from our employees to you, our shareholders. Our CFO, Mr. Hollar, has been able to show you the financial strength of the organization which includes a strong capital position and consistent earnings. Our history as a company is a good one but, borrowing from the sports analogy used earlier by our Chairman, we are only as good as our last play and it is the future that is most important to all of us. I am here to report that the future looks good.

Why do I say that? I think first and foremost the future looks good because I have seen how your Board and our employees face the future with a willingness to adapt to changing conditions. As in football, where we know it is necessary to evolve in order to meet the changes in rules and competitors, our bank also has to evolve to meet the changing needs of our customers and the challenges of the market we operate in. It is easy to hold on to our current ways of doing business rather than to educate ourselves and make the changes necessary to continue to grow. But failure to evolve leads us down the same path as the dinosaurs and that is not a path we choose to follow. If you a get a group of bankers together you will hear many of them grumbling about over regulation, low and stagnant interest rates, tepid economic growth, among many other issues. But these issues are just the parameters of the playing field we operate on and I find that your Board and our employees look beyond the challenges of the day to how we can successfully meet the needs of our customers which ultimately leads to success for you, our shareholders.

Let me give you a small example of what I am talking about. For those that know me, you know that I am not a “Facebook” guy. While I do have a Facebook account it is not where I spend a lot of my time. However I recognize that I am probably the odd man out because we know that many of us turn to Facebook every day and not just to catch up with friends, but for news feeds, trends and other information that is considered useful and necessary for our day to day life. To ignore the power of Facebook is to ignore the environment around us which would stymie us from our plans to grow. So now we do things like this…….

This was fun to do and with its release on April Fool’s Day we generated a lot of positive “buzz” about the video and the Bank. But why did we do this? We recognize that in today’s mobile society we do not have as many people coming through our branch lobbies, and as a result we have fewer opportunities to reach our customers in the ways we are most used to interacting with them. In order to build relationships we need to find other ways that will be accepted and embraced by our customers. So in the third quarter of 2016 we began to focus our efforts on making our on line social presence meaningful to our customers and our future customers. And here is what happened….

The results are pretty amazing and the commentary we are getting has been very good. Will this translate into positive operating results for Mr. Hollar to discuss with you next year? We think it will, but the jury is still out and it will take time to learn if we are doing it right. However, we do know that if we don’t study and adapt to the changing environment around us we will no longer be relevant and Mr. Hollar’s reports will not be as enjoyable to listen to.

I think the best news I can bring to you today is that your company is excited about the future and embracing it. Your company is made up of smart, motivated people who care about F&M and the communities we serve. As we move forward you may see, from time to time, temporary drops in our earnings as we invest in changes to our branches, our technology, our products and, most importantly, our people. But those investments made back into your company will be intentional with the goal of bringing you a superior, long term, total return on your investment in us. Coming back to the theme of our Chairman’s remarks, a successful football franchise is measured over decades not just one season, one game, one quarter. Even within a game a team will run different plays, do different things in the early part of the game to determine what works and what doesn’t work so that in the fourth quarter, when it is most critical, the team will know what to do to be successful. Like that football team your company is continuing to work to improve itself, learn about itself and the conditions of the game, experiment and reinvest its efforts to be ultimately successful not just for one game, one season, but for many to come.

Thank you for your confidence in us as demonstrated by your investment. I am happy to report to you that your confidence is being financially rewarded as the Board has approved a $.03 increase in the second quarter dividend to $.24 per share, an increase of 14.3%.

Please know that I am always available to you if you have questions about the bank. I look forward to being able to bring you many more good reports in the future.

Thank you.